Exhibit 99.1

News Release	FMC Technologies Inc
1803 Gears Road
Houston, TX 77067

For Release: Immediate

Media Bruce Bullock	(281) 591-4429
Investors Maryann Seaman	(281) 591-4080

FMC Technologies Reports Strong Second Quarter Diluted Earnings per Share of $0.93, up 121 percent

•	Energy Systems’ revenue improved 30 percent from prior-year quarter

•	Subsea sales of $453 million improved 23 percent from prior-year quarter

•	Backlog reaches another record at $2.3 billion

•	Company records a gain of $17.1 million for settlement of Sonatrach claims

•	Company increased full year 2006 earnings per diluted share estimate

HOUSTON, July 25, 2006 – FMC Technologies, Inc. (NYSE: FTI) today reported second quarter 2006 revenue of $998.4 million, up 23 percent over the second quarter of 2005 on the strength of Energy Systems. Net income for the second quarter of 2006 was $65.5 million, or $0.93 per diluted share, and includes a pre-tax gain of $17.1 million, or $0.15 per diluted share, from the settlement of claims pertaining to the Sonatrach project. This compares to an $11.9 million pre-tax loss provision, or $0.10 per diluted share, for the Sonatrach project in the second quarter of 2005. Also recorded in the quarter was $1.9 million of net income, or $0.03 per diluted share, associated with the sale of trademarks related to a discontinued operation.

The Company increased estimated full-year 2006 earnings per diluted share from a range of $2.60 to $2.80 to a range of $2.80 to $3.00, excluding the $0.15 per diluted share benefit from the Sonatrach claims settlement and the $0.03 per diluted share benefit from a discontinued operation.

Backlog reached another record at $2.3 billion. Subsea backlog grew to $1.5 billion, up 25 percent from the prior year and 6 percent sequentially.

“We had another outstanding quarter. Not only did our operations perform well, but we also reached a favorable conclusion on the outstanding claims relating to the Sonatrach project.” said Joseph H. Netherland, Chairman and Chief Executive Officer. “Energy Systems revenue grew 30 percent over the prior-year quarter with record subsea sales of $453 million and Energy Processing

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Page 2 - FMC Technologies Reports Strong Second Quarter

operating margins were at record levels. As a result of this performance and the expectation for continuing high oilfield activity levels for the remainder of 2006, we have once again increased our full-year earnings estimate.”

Review of Operations – Second Quarter 2006

Energy Systems

Revenue for Energy Systems, comprising Energy Production Systems and Energy Processing Systems, was $772.5 million in the second quarter of 2006, up 30 percent from $594.2 million in the second quarter of 2005. Energy Systems’ operating profit for the second quarter was $94.3 million, up from $32.9 million in the same period last year. Second quarter 2006 operating profit included a $17.1 million benefit from the settlement of claims associated with the Sonatrach project. Second quarter 2005 segment operating profit included an $11.9 million pre-tax loss provision for the Sonatrach project. Excluding the impact of Sonatrach from both quarters, operating profit improved 72 percent.

Energy Systems’ inbound orders were $880.5 million in the second quarter. Backlog of approximately $2.0 billion was up 6 percent sequentially and 26 percent from the prior year.

Energy Production Systems

Energy Production Systems’ second quarter sales of $614.2 million increased 30 percent over the prior-year quarter, due mainly to higher subsea volume. Revenue for subsea systems reached a record $453 million in the quarter, up more than 23 percent from the prior-year quarter and sequentially. Surface systems revenue improved almost 30 percent over the prior-year quarter while floating systems’ revenue was almost triple the prior-year quarter. Floating systems’ performance in the second quarter of 2006 and 2005 included revenue from the Sonatrach project of $15.0 million and $10.1 million, respectively.

Energy Production Systems’ operating profit of $67.4 million is $48.1 million higher than the prior-year quarter or up 250 percent and includes a $17.1 million pre-tax benefit from the settlement of claims pertaining to the Sonatrach project. Energy Production Systems’ second quarter 2005 segment operating profit included an $11.9 million pre-tax loss provision for the Sonatrach contract. The remaining operations of floating systems and subsea systems contributed to the increase in profitability through higher sales and operating margins compared with the prior-year quarter.

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Page 3 - FMC Technologies Reports Strong Second Quarter

Energy Production Systems’ inbound orders were $698.0 million for the second quarter. Backlog reached $1.7 billion. Subsea backlog grew to $1.5 billion, and subsea sales set a new quarterly record of $453 million.

Energy Processing Systems

Energy Processing Systems’ second quarter revenue of $158.8 million was 29 percent higher than the prior-year period. The revenue improvement was the result of strong demand for WECO®/Chiksan® equipment due to the strength in U.S. land drilling activity, as well as a strong market for LNG (Liquefied Natural Gas) loading systems.

Energy Processing Systems’ second quarter operating profit of $26.9 million was almost double the $13.6 million reported in the second quarter of 2005. Energy Processing Systems’ second quarter operating profit improved 15 percent sequentially. The operating profit improvement is the result of higher WECO®/Chiksan® equipment volume, pricing improvement in several product lines, and higher loading systems and material handling volume and efficiencies.

Energy Processing Systems’ inbound orders were $182.8 million for the second quarter, up 15 percent from the prior-year quarter due to stronger demand for WECO®/Chiksan® equipment. Inbound orders were up 21 percent sequentially due to increased demand for LNG loading systems and measurement solutions. Backlog of $237.5 million is 48 percent higher than the prior year, and 11 percent higher than the previous quarter.

FoodTech

FoodTech’s second quarter revenue of $148.1 million was up 6 percent from the second quarter of 2005 due primarily to higher volumes of freezing and cooking equipment in the North America and Latin America poultry processing markets. Operating profit of $15.4 million improved $3.1 million or 25 percent from the prior-year period, due mainly to increased demand for equipment from the poultry market. Backlog was $141.1 million, down from $152.9 million in the prior-year quarter.

Airport Systems

Airport Systems’ second quarter revenue of $79.2 million was $2.8 million below the prior-year quarter due mainly to lower volumes of ground support equipment and Halvorsen loaders. Partially offsetting were stronger sales of passenger boarding bridges and increased business for Airport

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Services. Airport Systems’ second quarter operating profit of $4.8 million was slightly above the prior-year period due to operating margin improvement. Inbound orders were $123.6 million in the quarter reflecting strong demand for ground support equipment and passenger boarding bridge projects. Backlog is $174.0 million.

Corporate Items

Corporate expense in the second quarter of 2006 was $8.6 million, $1.9 million above the prior-year period and other expense, net, of $9.0 million increased $2.3 million due mainly to higher incentive compensation expense.

Net interest expense in the second quarter of 2006 was $2.3 million, up $1.1 million from the prior-year quarter on higher average debt.

Net debt of $152.3 million increased from $103.0 million at year-end 2005 due mainly to working capital increases, capital spending to support energy growth and stock repurchases.

Depreciation and amortization for the second quarter of 2006 was $17.5 million, up from $16.1 million in the prior-year quarter.

Capital expenditures during the second quarter of 2006 totaled $32.1 million, up from $17.6 million in the prior-year quarter due primarily to capacity expansion projects in Energy Systems.

Summary and Outlook

FMC Technologies reported a strong second quarter with revenue of $998.4 million, up 23 percent over the prior-year quarter. Net income was $65.5 million, or $0.93 per diluted share, on the strength of Energy Systems. The Company reached a favorable conclusion with Sonatrach and recorded $17.1 million pre-tax, or $0.15 per diluted share, from the settlement of claims pertaining to the Sonatrach project. Subsea systems revenue grew 23 percent and backlog increased 25 percent from the prior-year quarter. Increased drilling activity significantly impacted the Company’s WECO®/Chiksan® business resulting in increased revenue and operating profit. FoodTech delivered revenue and operating profit improvement over the prior-year quarter. Despite lower Airport Systems revenue, operating profits improved slightly on improved margin performance. Total company backlog reached a record $2.3 billion of which $1.5 billion is for subsea systems.

The Company’s energy businesses continue to expect another strong year in 2006 driven by the secular growth of subsea and the continuing high oilfield activity levels. FoodTech earnings are expected to improve over 2005. Airport Systems 2006 earnings are expected to be in line with 2005 performance.

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The Company increased its estimate for full-year 2006 earnings to a range of $2.80 to $3.00 per diluted share, which excludes the $0.15 per diluted share benefit from Sonatrach claims settlement and the discontinued operations benefit of $0.03 per diluted share.

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FMC Technologies, Inc. (www.fmctechnologies.com) is a global leader providing mission-critical technology solutions for the energy, food processing and air transportation industries. The Company designs, manufactures and services technologically sophisticated systems and products for its customers through its Energy Systems (comprising Energy Production and Energy Processing), FoodTech and Airport Systems businesses. FMC Technologies employs approximately 10,000 people and operates 32 manufacturing facilities in 17 countries.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Cautionary Note Regarding Forward-Looking Statements in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and may be modified in subsequent periodic reports filed by the Company with the Securities and Exchange Commission that may be accessed on the Company’s website. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

FMC Technologies, Inc. will conduct its second quarter 2006 conference call at 9:00 a.m. (Eastern Daylight Time) on Wednesday, July 26, 2006. The event will be available at www.fmctechnologies.com. It also will be available for replay after the event at the same website address.

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FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited and in millions, except per share amounts)

	Three Months Ended June 30		Six Months Ended June 30
	2006	2005	2006	2005
Revenue	$998.4	$812.5	$1,867.7	$1,494.1
Costs and expenses	901.1	778.0	1,694.7	1,462.9

	97.3	34.5	173.0	31.2
Net (loss) gain on disposal of assets	(0.1)	2.2	0.1	4.9
Minority interests	(0.3)	(0.3)	(1.1)	(1.1)

Income before net interest expense and income taxes	96.9	36.4	172.0	35.0
Net interest expense	(2.3)	(1.2)	(3.8)	(2.4)

Income before income taxes	94.6	35.2	168.2	32.6
Provision for income taxes	31.0	5.8	57.6	3.2

Income from continuing operations	63.6	29.4	110.6	29.4
Income from discontinued operations, net of tax	1.9	—	1.9	—

Net income	$65.5	$29.4	$112.5	$29.4

Basic Earnings per share:
Income from continuing operations	$0.92	$0.43	$1.61	$0.42
Income from discontinued operations	0.03	—	0.03	—

Basic earnings per share	$0.95	$0.43	$1.64	$0.42

Diluted Earnings per share:
Income from continuing operations	$0.90	$0.42	$1.57	$0.41
Income from discontinued operations	0.03	—	0.03	—

Diluted earnings per share	$0.93	$0.42	$1.60	$0.41

Weighted average shares outstanding:
Basic	68.7	69.0	68.7	69.1

Diluted	70.4	70.7	70.4	70.7

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended June 30		Six Months Ended June 30
	2006	2005	2006	2005
Revenue

Energy Production Systems	$614.2	$471.4	$1,141.9	$869.2
Energy Processing Systems	158.8	123.3	311.1	233.6
Intercompany eliminations	(0.5)	(0.5)	(0.6)	(1.5)

Subtotal Energy Systems	772.5	594.2	1,452.4	1,101.3
FoodTech	148.1	139.3	271.4	251.2
Airport Systems	79.2	82.0	147.4	146.7
Intercompany eliminations	(1.4)	(3.0)	(3.5)	(5.1)

	$998.4	$812.5	$1,867.7	$1,494.1

Income before income taxes

Segment operating profit
Energy Production Systems	$67.4	$19.3	$121.3	$18.1
Energy Processing Systems	26.9	13.6	50.2	20.6

Subtotal Energy Systems	94.3	32.9	171.5	38.7
FoodTech	15.4	12.3	22.2	15.7
Airport Systems	4.8	4.6	7.3	8.7

Total segment operating profit	114.5	49.8	201.0	63.1

Corporate items
Corporate expense	(8.6)	(6.7)	(15.4)	(14.3)
Other expense, net (1)	(9.0)	(6.7)	(13.6)	(13.8)
Net interest expense	(2.3)	(1.2)	(3.8)	(2.4)

Total corporate items	(19.9)	(14.6)	(32.8)	(30.5)

Income from continuing operations before income taxes	$94.6	$35.2	$168.2	$32.6

(1)	Other expense, net, generally includes stock-based compensation, other employee benefits, LIFO adjustments, and the impact of unusual transactions not representative of segment operations.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended June 30		Six Months Ended June 30
	2006	2005	2005	2005
Inbound Orders

Energy Production Systems	$698.0	$738.5	$1,380.9	$1,047.1
Energy Processing Systems	182.8	159.4	333.8	288.8
Intercompany eliminations	(0.3)	(0.4)	(0.3)	(0.8)

Subtotal Energy Systems	880.5	897.5	1,714.4	1,335.1
FoodTech	124.9	126.9	282.4	261.4
Airport Systems	123.6	93.1	227.6	149.6
Intercompany eliminations	(1.3)	(2.1)	(2.7)	(5.3)

Total inbound orders	$1,127.7	$1,115.4	$2,221.7	$1,740.8

	June 30
	2006	2005
Order Backlog

Energy Production Systems	$1,735.6	$1,400.5
Energy Processing Systems	237.5	160.0
Intercompany eliminations	(0.1)	(0.2)

Subtotal Energy Systems	1,973.0	1,560.3
FoodTech	141.1	152.9
Airport Systems	174.0	122.7
Intercompany eliminations	(0.6)	(2.1)

Total order backlog	$2,287.5	$1,833.8

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	June 30, 2006 (Unaudited)	December 31, 2005
Cash and cash equivalents	$113.4	$152.9
Trade receivables, net	787.7	736.3
Inventories	557.7	449.4
Other current assets	111.4	89.5

Total current assets	1,570.2	1,428.1
Property, plant and equipment, net	393.8	353.3
Goodwill	120.6	117.4
Intangible assets, net	61.7	61.1
Investments	22.3	22.3
Other assets	112.7	113.4

Total assets	$2,281.3	$2,095.6

Short-term debt and current portion of long-term debt	$4.4	$3.3
Accounts payable, trade and other	378.6	366.2
Advance payments and progress billings	345.7	348.6
Other current liabilities	369.4	340.1

Total current liabilities	1,098.1	1,058.2
Long-term debt, less current portion	261.3	252.6
Other liabilities	92.2	85.3
Common stock	0.7	0.7
Other stockholders’ equity	829.0	698.8

Total liabilities and stockholders’ equity	$2,281.3	$2,095.6

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and in millions)

	Six Months Ended June 30
	2006	2005
Cash provided (required) by operating activities of continuing operations:
Net income	$112.5	$29.4
Income from discontinued operations	(1.9)	—
Depreciation and amortization	34.2	32.1
Trade accounts receivable, net	(31.7)	(8.3)
Inventories	(99.7)	(122.5)
Advance payments and progress billings	(8.1)	42.8
Income taxes	15.6	(46.0)
Other	(2.6)	(13.7)

Net cash provided (required) by operating activities of continuing operations	18.3	(86.2)

Cash required by operating activities of discontinued operations	(0.8)	(0.2)

Cash provided (required) by investing activities:
Capital expenditures	(61.2)	(28.9)
Other	2.5	8.3

Net cash required by investing activities	(58.7)	(20.6)

Cash provided (required) by financing activities:
Net increase in debt	9.3	86.5
Issuance of capital stock	18.8	9.9
Purchase of stock held in treasury	(40.2)	(25.5)
Excess tax benefits	13.5	1.9
Net increase in common stock held in employee benefit trust	(0.7)	(0.5)

Net cash provided by financing activities	0.7	72.3

Effect of changes in foreign exchange rates on cash and cash equivalents	1.0	(4.0)

Decrease in cash and cash equivalents	(39.5)	(38.7)
Cash and cash equivalents, beginning of period	152.9	124.1

Cash and cash equivalents, end of period	$113.4	$85.4